Exhibit 23.4

  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Sproule Associates Limited hereby consents to being named in the Annual Report on Form 10-K for the year eneded December 31, 1999, which report will upon its filing be incorporated by reference in GREKA Energy Corporation's registration statements on Form S-3 (File Nos 333-60621 and 333-78673) and Form S-8 (File No. 333-30402). We confirm that we have read excerpts from the draft document and that we have no reason to believe that there are any misrepresentations in the information contained therein that is derived from our reserve report as of January 1, 2000.

/s/ Sproule Associates Limited
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 Sproule Associates Limited


April 14, 2000